EXHIBIT 4.10

                              AGREEMENT


AGREEMENT (the "Agreement") dated as of September ___, 1994, between BFI ACQUISITIONS PLC, a company incorporated in England ("Purchaser"), and LAIDLAW INC, a Canadian corporation, and each of the subsidiaries of Laidlaw Inc. executing this Agreement and listed on Schedule I hereto (such companies are referred to collectively and individually as the "Stockholder").

WHEREAS, the Stockholder is the beneficial owner and holder of record of (i) the aggregate number of ordinary shares of 5p each ("Ordinary Shares") and American Depositary Shares evidenced by American Depositary Receipts ("ADS") of ATTWOODS PLC, an English company (the "Company") and (ii) the aggregate number of 81/2p Guaranteed Redeemable Convertible Preference Shares of 5p each ("Preference Shares") in the capital of ATTWOODS (FINANCE) N.V. a subsidiary of the Company ("Finance Subsidiary"), set forth in Schedule I hereto;

WHEREAS, Purchaser proposes that CS First Boston Limited or an affiliate thereof on behalf of Purchaser make offers (the "Offers") for the outstanding Ordinary Shares, ADS, and Preference Shares on substantially the terms and conditions set forth in the draft press announcement attached as Annex A ("Press Announcement") and any additional terms and conditions as may be necessary or advisable under applicable United States securities laws or the requirements of the City Code on Takeovers and Mergers ("Code") and the London Stock Exchange (the offer for the Ordinary Shares, including those represented by ADS, is referred to hereinafter as the "Ordinary Share Offer"): and

WHEREAS, Purchaser has requested and Stockholder has agreed to enter into a contract binding the Stockholder to accept the Offers when they are made, and this Agreement constitutes such contract;

NOW, THEREFORE, it is agreed by and between the parties as follows:
l. Definitions. In this Agreement, (a) the term "Option Shares" means the aggregate number of Ordinary Shares, ADS and Preference Shares set forth in Schedule I hereto,
     (b) the term "Purchase Price" means the aggregate price for the Option Shares (the "Purchase Price") set forth in
     Schedule I hereto, including the Contingent Cash Payment referred to therein, and (c) the term "Offers" mean the offers for the Ordinary Shares, Preference Shares, and ADS described in the Press Announcement and any revision thereof, except for any revisions which decrease the cash payable for the Ordinary Shares, Preference Shares and ADS.

2. Irrevocable Undertakings of the Stockholder. In consideration of the Purchaser agreeing to make the Ordinary Share Offer the Stockholder hereby irrevocably undertakes and agrees that unless the Offers shall have lapsed or shall have been withdrawn:

     (a) upon receipt of, and not prior to, written request from Purchaser, to accept the Offers with respect to all (but not less than all) of the Option Shares. Any such acceptance of the Offers shall be made by Stockholder within twenty-four (24) hours of receiving a written request to do so from Purchaser in accordance with the procedure for acceptance set out in the formal document containing the Offers (the "Offer Document") to be despatched to holders of Ordinary Shares, ADS and Preference Shares. The Stockholder will not withdraw its acceptances of the Offers unless requested to do so by Purchaser and, if so requested, shall withdraw with respect to all (but not less than all) of the Option Shares;

     (b) not to sell, transfer, assign, pledge, hypothecate or otherwise dispose of any of the Option Shares or enter into any agreement to do so (other than to or with the Purchaser);

     (c) not to purchase or acquire any shares in the Company or Finance Subsidiary or any interest therein, except as set forth in Section 6 hereof;

     (d) promptly upon request of Purchaser, to lodge with a mutually satisfactory institution (the "Escrow Agent") the share certificates for the Option Shares and acceptances of the Offers duly executed by the registered holders thereof (together with duly executed stock transfer forms and/or stock powers) pursuant to an escrow agreement ("Escrow Agreement") mutually satisfactory to Purchaser and Stockholder providing that the Escrow Agent is (i) irrevocably authorized and instructed, in the event of a written request from the Purchaser under Clause 2(a) hereof, forthwith to lodge the same in accordance with the procedures for the acceptance of the Offers or (ii) to deliver the same upon exercise of the Stock Option provided for herein.

3. Grant of and Exercise of Stock Option. The Stockholder hereby grants to the Purchaser an irrevocable option (the "Stock Option") to purchase the Option Shares at the Purchase Price. On the terms and subject to the conditions of this Agreement, Purchaser may exercise the Stock Option, in whole but not in part, at any time after the date hereof and prior to the earlier of (i) the tenth business day after the Offers, including any extension of the Offers, have lapsed or been withdrawn and (ii) June 30, 1995; provided that:

     (a) for the avoidance of doubt nothing in this Agreement shall preclude or restrict the Purchaser from extending the date by which the Offers must become or be declared unconditional beyond the sixtieth day after the date the initial document making the Offers was posted so long as (1) a competing offer has been made and remains open, or
          (2) Purchaser has not received and is pursuing with reasonable diligence any regulatory approvals required to consummate the Offers, or (3) the Panel on Takeovers and Mergers ("Panel") otherwise consents to the extension;

     (b) if the initial Offer Document is not posted to holders of Ordinary Shares of the Company not later than the 28th day after the release of the final Press Announcement or by such later date (but not later than ninety (90) days from the date hereof) as may be required if the posting of such Offer Document is enjoined by a court of competent jurisdiction or delayed at the request of the Panel, the Stock Option may not be exercised after that date;

     (c) the Stock Option may not be exercised after the time the Purchaser makes a written request under Clause 2(a) unless at the request of the Purchaser Stockholder withdraws its acceptance of the Offer;

     (d) the undertakings on the part of Stockholder in Clause 2(b) shall continue to apply for as long as the Stock Option may be capable of exercise; and

     (e) upon due exercise of the Stock Option, no written request by the Purchaser may thereafter be made under Clause 2(a) hereof.

 4. Stock Option Closing. If Purchaser wishes to exercise the Stock Option, it shall send a written notice ("Exercise Notice") to the Stockholder (or to the Escrow Agent and the Stockholder if certificates representing the Option Shares have been placed in escrow) prior to expiration of the Stock Option specifying that it wishes to purchase the Option Shares and a date and place for the closing of such purchase (the "Closing"). The
     Closing shall occur on the later of the date specified for such Closing in the Exercise Notice (which shall be no more than five (5) business days after delivery of the Exercise Notice) and the first day on which the conditions set forth in Section 5 are satisfied. At the Closing,
     (a) the Stockholder shall deliver or cause to be delivered to Purchaser certificates representing all of the Option Shares, and duly executed stock powers and/or transfers with respect to such Option Shares in favor of Purchaser or its designee in form reasonably satisfactory to Purchaser, and (b) Purchaser shall pay to the Stockholder, in immediately available funds, an amount equal to the Purchase Price (except for the Contingent Cash Payment which shall be paid in accordance with the Press Announcement). Notwithstanding the foregoing, if certificates representing the Option Shares have been lodged in escrow, the provisions set forth in the Escrow Agreement shall be applicable. The Stockholder covenants that such Option Shares will be delivered free of all claims, pledges, liens, security interests, charges, equities, options and encumbrances of any nature whatsoever, and with all rights now or hereafter attaching thereto, including all dividends paid or declared on or after the date hereof with respect to the Ordinary Shares and Preference Shares; provided, that Stockholder shall be entitled to (i) the final dividend, if any, paid on the Ordinary Shares in respect of the year ended July 31, 1994, if the record date for such dividend is prior to exercise of the Stock Option and
     (ii) any half-yearly preferential dividend or dividends paid on the Preference Shares if the record date or dates for such dividend or dividends is prior to exercise of the Stock Option. The Purchase Price shall be payable in Pounds Sterling.

5.   Conditions.

     5.1 Following the delivery of the Exercise Notice, the obligation of Purchaser to purchase and pay for the Option Shares specified in such Exercise Notice shall be subject to the satisfaction of the following conditions:

          (a) There shall not be in effect a preliminary or permanent injunction or other order by any court of competent jurisdiction which prohibits or otherwise restrains the purchase or sale of the Option Shares.

          (b)  All waiting periods, if any, under the
               Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR
               Act"), applicable to the purchase of the Option Shares shall have expired or been terminated.

          (c) The representations and warranties made by the Stockholder in Section 7 hereof shall be true in all respects as of the date of this Agreement and as of the time of the Closing.

     5.2 Following the delivery of the Exercise Notice, the obligation of the Stockholder to sell, transfer, assign and deliver the Option Shares shall be subject to the satisfaction of the following conditions:

          (a) The conditions specified in Section 5.1(a) and 5.1(b) hereof.

          (b) The representations and warranties made by the Purchaser in Section 8 hereof shall be true in all respects as of the date of this Agreement and as of the time of the Closing.

6. Adjustments Upon Changes in Capitalization; Dividends. In the event of any change in the number of outstanding Option Shares by reason of stock dividends, split-ups, recapitalizations, combinations, conversions, exchanges of shares or other change in the corporate or capital structure of the Company or the Finance Subsidiary effected without the payment of any amounts by the Stockholder, the number of Option Shares for purposes of this Agreement and the purchase price per share (but not the Purchase Price) shall be adjusted accordingly, and the term "Option Shares" shall include any additional shares allocable to Stockholder as a result of any such event.

7.   Representations and Warranties by the Stockholder. The
     Stockholder represents and warrants to Purchaser that:

     (a) The Stockholder has all necessary power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

     (b) The execution and delivery of this Agreement by the Stockholder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Stockholder and this Agreement has been duly executed and delivered by the Stockholder and constitutes a valid and binding agreement of the Stockholder, enforceable in accordance with its terms.

     (c) The Stockholder is the beneficial owner of the Option Shares; the Option Shares constitute all the securities of the Company owned, directly or indirectly, by the Stockholder; the Stockholder has good, valid and marketable title to the Option Shares; the Stockholder has not granted any proxy with respect to the Option Shares, deposited the Option Shares into a voting trust or entered into any voting agreement or other arrangement with respect to the Option Shares; and there are no outstanding security interests, pledges, liens, encumbrances, options, warrants, or rights to purchase or acquire, or agreements relating to, any of the Option Shares.

8. Representations and Warranties by Purchaser. Purchaser represents and warrants to the Stockholder that:

     (a) Purchaser is a company duly incorporated and registered under the Companies Act 1985 in accordance with the laws of England.

     (b) Purchaser has all necessary power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

     (c) The execution and delivery of this Agreement by Purchaser and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Purchaser and this Agreement has been duly executed and delivered by Purchaser and constitutes a valid and binding agreement of Purchaser, enforceable in accordance with its terms.

9.   Miscellaneous.

     (a) Further Assurances. From time to time, at Purchaser's request and without further consideration, the Stockholder will execute and deliver to Purchaser such documents and take such action as Purchaser may reasonably request in order to consummate more effectively the transactions contemplated hereby and to vest in Purchaser good, valid and marketable title to the Option Shares being sold by the Stockholder, including, but not limited to, using its best efforts to cause the Company's and Finance Subsidiary's transfer agent or the Depositary of the ADS to transfer the Ordinary Shares, Preference Shares or the ADS on the transfer books of the Company, Finance Subsidiary or the Depositary to Purchaser.

     (b) Voting of Shares. Until the Offers become or are declared unconditional in all respects, lapse or are withdrawn:

          (i) Stockholder will not exercise any voting or other rights attaching to the Option Shares in relation to any resolution which would hinder or prevent or be likely to prevent implementation of the Offers or their becoming unconditional without the consent of Purchaser (or, save under the Offers, appoint any other person to do so on its behalf) and, in particular, it will not without the prior written consent of the Purchaser appoint a proxy for or vote at general meetings or separate class meetings of the Company or the Finance Subsidiary in relation to any such resolution;

          (ii) Stockholder shall not without the prior written consent of Purchaser requisition or join in the requisition of any general or class meeting of the Company or the Finance Subsidiary for the purpose of considering any such resolution;

          (iii) Stockholder shall not take any action or make any statement which is or may be prejudicial to the success of the Offers, including, without limitation, soliciting any other offer by any third party for any part of the issued share capital of the Company or the Finance Subsidiary or, save insofar as required by the Code, enter into discussions or negotiations with, or provide any information to, or facilitate in any way any offer for any of the share capital of the Company or the Finance Subsidiary by, any such third party; and

          (iv) Stockholder may, notwithstanding the foregoing, vote at the next annual general meeting of the Company in support of a resolution approving the payment of a final dividend on the Ordinary Shares in respect of the year ended July 31, 1994, in an amount which would not result in any of the conditions to the Offers set forth in the Press Announcement not being satisfied.

     (c)  Reference to Stockholder.  Stockholder agrees to:

          (i)       the issue of the Press Announcement
                    substantially in the form attached
                    (including the reference to Stockholder), subject to any amendments which may be agreed with it;

          (ii)      the issue of the formal Offer Documents
                    incorporating references to it similar to those contained in the Press
                    Announcement.

          (iii)     details of the Agreement and the Escrow
                    Agreement being set out in the Offer
                    Documents;

          (iv)      this Agreement and the Escrow Agreement
                    being available for inspection during the offer period (as defined in the Code).

     (d) Information on Transactions. Stockholder shall supply Purchaser promptly on request with all information, including details of Stockholder's interests and dealings with securities of the Company and the Finance Subsidiary, and those of any other person interested in the Option Shares, as may be required by the Code for inclusion in the Offer Documents. Stockholder shall notify Purchaser promptly of any changes to such information.

     (e) Offer Revisions. In this Agreement references to the Offers include any revised or increased offer or offers which may be made by or on behalf of Purchaser or any affiliate of Purchaser, provided that in any such case the terms of such offer or offers are, in the opinion of CS First Boston, no less favorable than the terms set out in the Press Announcement.

     (f) Nominee. If the Option Shares are registered in the name of a nominee, the Stockholder shall direct the nominee to act as if the nominee were bound by the terms of this Agreement, and the Stockholder shall do all acts and things necessary to carry the terms hereof into effect as if it had been the registered holder of the Option Shares.


     (g) Parties in Interest. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

     (h) Assignment. The Stockholder may not assign any of its respective rights or obligations under this Agreement without the prior written consent of the Purchaser. The Purchaser may assign its rights and obligations hereunder, in whole but not in part.

     (i) Amendments. This Agreement may not be amended, modified, altered or supplemented except upon the execution and delivery of a written agreement by each party hereto. Any condition to any party's obligation hereunder may be waived in writing by such party.

     (j) Severability of Provisions. If any term, provision, covenant or restrictions of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall not in any way be affected, impaired or invalidated; provided, that in no event shall (i) Stockholder be required to accept the Offers with respect to less than all the Option Shares or (ii) the Stock Option be exercised in part and not in whole or (iii) the Stockholder be required to accept any payment other than cash in an amount not less than the Purchase Price upon exercise of the Stock Option.

     (k) Specific Performance. The parties hereto acknowledge that money damages are an inadequate remedy for breach of this Agreement and that the obligations of the parties hereto shall be specifically enforceable.

     (1) Guaranty. Laidlaw, Inc. covenants and agrees to cause each of its subsidiaries included within the term "Stockholder" to perform the obligations of such subsidiaries hereunder.

     (m) Entire Agreement. This Agreement, and the documents referred to herein or delivered pursuant hereto, which form a part hereof, contain the entire understanding of the parties hereto with respect to its subject matter. This Agreement supersedes all prior agreements and understandings between the parties with respect to its subject matter.

     (n) Notices. All notices, claims, certificates, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by facsimile reproduction or by certified mail (Postage prepaid, return receipt requested) to Purchaser at 757 N. Eldridge, Houston, Texas USA 77057, Attention: Corporate Secretary, Fax No.
          (713) 870-7825, or to the Stockholder at 3221 N. Service Road, Burlington, Ontario, Canada L7R 3Y8,
          Attention: Senior Vice President and General Counsel, Fax No. (905) 332-6550.

     (o) Descriptive Headings. The descriptive headings contained herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     (p) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

     (q) Governing Law. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of New York.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date hereof.

      BFI ACQUISITION PLC              LAIDLAW TRANSPORTATION,
                                                INC.
By:___________________________     By:___________________________
Title:________________________     Title:________________________


         LAIDLAW, INC.                         LAIDLAW
         INTERNATIONAL                    INVESTMENTS B.V.

By:___________________________     By:___________________________
Title:________________________     Title:________________________

      LAIDLAW INVESTMENTS              LAIDLAW WASTE SYSTEMS,
        (BARBADOS) LTD.                         INC.

By:___________________________     By:___________________________
Title:________________________     Title:________________________


                                          SCHEDULE I

Title of    Number      Price  Aggregate    Registered      Beneficial
Shares      of          per    Price for    Owner           Owner
            Shares      Share  Shares

Ordinary     9,651,765  109p   *10,520,424  Laidlaw         Laidlaw
Shares of                                   Investments     Investments
5p each of                                  (Barbados) Ltd. (Barbados) Ltd.
Attwoods plc

            36,797,848  109p   *40,109,654  Laidlaw         Laidlaw
                                            Transportation, International
                                            Inc.            Investments BY


             3,562,906  109p   *3,883,567.5 Laidlaw Waste   Laidlaw
                                            Systems, Inc.   International
                                                            Investments BY

             33,614,087 109p   *36,639,355  Laidlaw         Laidlaw
                                            International   International
                                            Investments BY  Investments BY

American            250 545p   *1,362.5     Laidlaw, Inc.   Laidlaw, Inc.
Depositary
Attwoods plc    128,520 545p   *700,434     Laidlaw         Laidlaw
                                            Transportation, Investments
                                            Inc.            (Barbados) Ltd.

                     90 545p   *4905        Laidlaw, Inc.   Laidlaw
                                                            Investments
                                                            (Barbados) Ltd.


8 1/2p          47,856,351  85p *40,677,898   Laidlaw          Laidlaw
Guaranteed                                 Investments      Investments
Redeemable                                 (Barbados) Ltd.  (Barbados) Ltd.
Convertible
Preference
Shares of
Attwoods
(Finance) NV

Aggregate                    *132,533,185.5
price for
all Shares
("Purchase
Price")

The "Purchase Price" shall also include any Contingent Cash Payment referred to in the Press Announcement.

* Pounds Sterling